Exhibit 10.2

Execution Version

Dated and effective as of September 12, 2025

LDRV Holdings Corp., as Borrower Representative

4042 Park Oaks Blvd., Suite 350

Tampa, Florida 33610

Attention: Ron Fleming, Chief Executive Officer

Re: Amended and Restated Limited Waiver and Consent with Respect to Credit Agreement

Ladies and Gentlemen:

Reference is made to (i) that certain Second Amended and Restated Credit Agreement, dated as of February 21, 2023 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”), by and among LDRV Holdings Corp., a Delaware corporation (the “Borrower Representative”), the Loan Parties party thereto, the lenders from time to time party thereto (each, a “Lender” and collectively, the “Lenders”), and Manufacturers and Traders Trust Company, a New York banking corporation, as Administrative Agent, Swingline Lender and Issuing Bank, (ii) that certain Limited Waiver and Fourth Amendment to Second Amended and Restated Credit Agreement and Consent, dated and effective as of June 12, 2025 (the “Fourth Amendment”), and (iii) that certain letter agreement, dated and effective as of July 31, 2025 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Limited Waiver”), by and among the Borrowers, the Guarantors, the Lenders party thereto, and the Administrative Agent. Capitalized terms used in this letter agreement (this “Agreement”) and not otherwise defined herein shall have the respective meanings given to them in the Credit Agreement or, if not defined therein, the Fourth Amendment.

1.	Preliminary Statements

Pursuant to Sections 2.01.7, 2.01.8 and 2.01.9 of the Credit Agreement, the Borrowers are required to make certain curtailment payments with respect to the Floor Plan Loans (the “Curtailment Covenant”).

Pursuant to Section 2.07 of the Credit Agreement, the Borrowers are required to pay to the Administrative Agent for the ratable benefit of the Lenders in each Class all accrued interest owing in respect of such Class of Loans in arrears on the applicable Interest Payment Dates (the “Interest Payment Covenant”).

Pursuant to Section 2.03.3 of the Credit Agreement, the Revolving Credit Borrowers are required to pay to the Administrative Agent, for the account of the Revolving Credit Lenders, 100% of the Net Available Proceeds (less, without duplication, costs, fees and expenses payable to Coliseum) received by the Loan Parties from the Disposition of any real estate as a prepayment of the Revolving Credit Loans then outstanding (the “Mandatory Prepayment Covenant”).

Pursuant to Section 6(c)(ii) of the Fourth Amendment, the Loan Parties are required to pay any Net Available Proceeds (after paying the outstanding principal and other amounts owing under the Coliseum Agreement to Coliseum) from the sale of the owned real property at the Tulsa Facility (as defined in the Fourth Amendment) to the Administrative Agent as a prepayment of the Revolving Credit Loans then outstanding (the “Tulsa Proceeds Covenant”).

The Loan Parties acknowledge and agree that if not for the waiver provided for in Section 2 below, one or more existing or potential Defaults or Events of Default would have occurred and be continuing (collectively, the “Specified Defaults”) as a result of (i) the Borrowers’ failure to comply with (a) the Curtailment Covenants for the applicable payments due and owing on the Applicable Curtailment Dates occurring during the months ended August, 31, 2025, September 30, 2025, October 31, 2025 and November 30, 2025, (b) the Interest Payment Covenant for the Interest Payment Dates occurring during the months ended August, 31, 2025, September 30, 2025, October 31, 2025 and November 30, 2025, (c) the Mandatory Prepayment Covenant and the Tulsa Proceeds Covenant with respect the sale of the Tulsa Facility, (d) the minimum Liquidity covenant set forth in Section 6.19 of the Credit Agreement prior to the Waiver End Date (as defined below), (e) the mandatory prepayment covenant set forth in Section 2.03.7 of the Credit Agreement prior to the Waiver End Date, and (f) the maximum consigned vehicles covenant set forth in Section 6.20 of the Credit Agreement prior to September 26, 2025, (ii) the Borrowers’ representation under Section 3.19 of the Credit Agreement (the “Solvency Representation”) being false when made or deemed made prior to the Waiver End Date, and (iii) any of the foregoing Defaults or Events of Default resulting in defaults or cross defaults under the Knoxville mortgage in favor of First Horizon Bank.

The Loan Parties have requested that the Lenders agree to temporarily waive the Specified Defaults and consent to the funding of the Cash Collateral Reserve (as defined below) with certain Tulsa Facility sale proceeds, and the undersigned Lenders have agreed to such temporary waiver and consent, in each case on the terms and subject to the conditions set forth herein.

2.	Limited Waiver

Subject to the satisfaction of the conditions set forth in Section 8 hereof, the Lenders hereby temporarily waive the Specified Defaults for a period beginning from the date hereof and extending to the earliest to occur of (i) 11:59 P.M. (Eastern Time) on December 1, 2025 and (ii) the failure of any Loan Party to comply timely with any term, condition, or covenant set forth in this Agreement or the occurrence of a Default or Event of Default under the Credit Agreement (other than the Specified Defaults) (the “Waiver End Date” and such period, the “Temporary Waiver Period”).

On and as of the Waiver End Date, the limited and temporary waiver of the Specified Defaults set forth in this Section 2 shall automatically and without further notice cease to be of any force or effect and the Specified Defaults shall, from and after the Waiver End Date, be deemed to have occurred and be continuing as if never temporarily waived pursuant to this Agreement. The Loan Parties each agree that on and from the Waiver End Date, the Administrative Agent, the Lenders and the other Secured Parties may at any time proceed to exercise any and all of the respective rights and remedies under the Credit Agreement, any other Credit Document and/or applicable law to the extent that a Default or an Event of Default (including the Specified Defaults) has occurred and is continuing. The Loan Parties further agree that nothing herein shall be construed to limit any rights or remedies available to the Administrative Agent, the Lenders and the other Secured Parties pursuant to the Credit Agreement or the other Credit Documents in connection with the occurrence of any Default or Event of Default other than, during the Temporary Waiver Period, the Specified Defaults.

3.	Cash Collateral Reserve

Notwithstanding anything to the contrary in the Credit Documents, the Tulsa Sale Proceeds (as defined in the Fourth Amendment) payable to the Administrative Agent pursuant to Section 6(c)(ii) of the Fourth Amendment shall be deposited by the Loan Parties in a blocked account maintained with and subject to the sole dominion and control of the Administrative Agent from which the Borrowers shall have no rights of access or withdrawal (the “Cash Collateral Reserve”). During the Temporary Waiver Period, Administrative Agent shall release funds from the Cash Collateral Reserve to the Borrowers (the “Specified Cash”), subject to the following terms and conditions:

i.	Loan Parties shall submit to Administrative Agent a written request (which request may be by email) (each a “Release Request”) for each release of Specified Cash no later than two (2) Business Days prior to the requested release date, together with any related supporting information reasonably requested by Administrative Agent (including a written certification from the CAO of compliance with the conditions set forth in clause (ii) below);

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ii.	The Loan Parties’ right to submit a Release Request shall be subject to the following conditions: (a) the Loan Parties shall project Liquidity to be less than $5,000,000 (the “Minimum Liquidity Amount”) at any time during the week following the Release Request date, (b) the amount of such Release Request shall not exceed the amount, determined by the CAO, necessary to cause Liquidity as of the end of the week in which such Specified Cash is released (after giving effect to all receipts and disbursements expected in such week including the receipt of such Specified Cash) to equal the Minimum Liquidity Amount, (c) the Loan Parties may submit a Release Request no more than once per calendar week, (d) such Release Request shall be submitted no later than 5:00 PM ET on the Friday immediately preceding the week in which such release is requested and shall specify the requested release date, which shall be no earlier than Tuesday of such week, and (e) no Default or Event of Default (other than the Specified Defaults) shall have occurred or be continuing as of the Release Request date.

Upon the Waiver End Date, the Administrative Agent shall be permitted to apply any and all funds in the Cash Collateral Reserve to the outstanding Obligations in accordance with the Credit Agreement without notice and/or any other precondition.

This Section 3 shall survive the termination or expiration of the Temporary Waiver Period.

4.	Floor Plan Commitment.

The aggregate Floor Plan Loan Commitments and the Floor Plan Line of Credit Dollar Cap shall be automatically and permanently reduced to $200,000,000 effective as of the date hereof. With respect to any Floor Plan Unit sold in a Sale Transaction (as defined below), the aggregate Floor Plan Loan Commitments and Floor Plan Line of Credit Dollar Cap shall be automatically and permanently reduced on a dollar-for-dollar basis by the principal balance of the Floor Plan Loans (if any) outstanding with respect to such Floor Plan Unit at the time it is sold in such Sale Transaction.

5.	Consent to Sale Transactions

Subject to the terms and conditions set forth herein, the Administrative Agent and the Lenders hereby consent to the Loan Parties’ and their Subsidiaries’ sale of their assets in one or more sale transactions (collectively, the “Sale Transactions”) to a newly formed entity (“Newco”) having certain common ownership with Campers Inn Holdings Corp. (“Campers Inn”), subject to the following conditions:

i.	Material Terms. The terms and conditions of the Sale Transactions (including the aggregate purchase price for the Sale Transactions) and all documentation executed in connection therewith shall be consistent in all material respects with this Agreement and the letter of intent, dated as of September 11, 2025 (the “Letter of Intent”), between Campers Inn and Pubco Guarantor.

ii.	Use of Proceeds. On the closing date of each Sale Transaction:

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a.	All proceeds thereof received by any Loan Party or Subsidiary thereof, net of reasonable out-of-pocket costs, expenses and fees payable to third parties and Taxes associated therewith, shall be applied to repay Obligations then outstanding; provided, that in connection with the sale of the Loan Parties’ and their Subsidiaries’ real property located at 11730 Snyder Road, Knoxville, Tennessee, proceeds of the Sale Transactions (except proceeds received in respect of the sale of any Floor Plan Unit) may be applied to repay the outstanding mortgage loan payable to First Horizon Bank; and

b.	With respect to any Floor Plan Unit sold in a Sale Transaction, 100% of the principal balance of the Floor Plan Loans (if any) made with respect to such Floor Plan Unit shall be paid in full upon the closing of such Sale Transaction.

iii.	Purchase Agreement. The Loan Parties shall deliver to the Administrative Agent the definitive purchase agreement for the Sale Transactions (the “Purchase Agreement”) no later than 3 Business Days prior to the execution thereof and the sources and uses for each Sale Transaction closing no later than 3 Business Days prior to the applicable closing date.

iv.	Purchase Agreement Amendments. Without the prior written consent of the Administrative Agent, the Loan Parties shall not amend or otherwise modify the Purchase Agreement to include any terms that are inconsistent in any material respect with the consent provided in this Section 5.

v.	Information. The Borrowers shall promptly deliver to the Administrative Agent such financial and other information regarding the Sale Transactions as the Administrative Agent may reasonably request from time to time.

Upon the request of the Borrower Representative, which request shall be made no later than 3 Business Days prior to the anticipated closing date of the applicable Sale Transaction, the Administrative Agent shall promptly deliver a customary payoff letter in connection with each Sale Transaction that will (x) specify the amount of the Obligations that must be repaid in connection with such Sale Transaction in order for the Administrative Agent’s Liens on the assets to be sole in such Sale Transaction to be released and terminated (consistent with this Section 5) and (y) provide that the Administrative Agent’s Liens on such assets shall be released and terminated upon the Administrative Agent’s receipt of such amount in accordance with the provisions of such payoff letter.

Each Loan Party acknowledges and agrees that the consent contained in the foregoing shall not waive or amend (or be deemed to be or constitute an amendment to or waiver of) any other covenant, term or provision in the Credit Agreement or hinder, restrict or otherwise modify the rights and remedies of the Lenders and the Administrative Agent following the occurrence of any other present or future Default or Event of Default under the Credit Agreement or any other Credit Document.

6.	Covenants

In addition to and without limitation of the covenants contained in the Credit Documents, the Loan Parties hereby covenant and agree that they shall perform, observe and comply with each of the following covenants:

i.	With respect to the period beginning September 15, 2025 (the “Budget Variance Test Start Date”) and ending October 5, 2025, and continuing as of the end of each week thereafter (in each case, for the cumulative period of time beginning with the Budget Variance Test Start Date and ending as of the end of the applicable week), the Borrowers shall not permit “Operating Disbursements” and “Non-Operating Activity” (excluding cash flow consisting of disbursements to pay legal fees, financial adviser fees and other professional fees of the Administrative Agent and the Lenders) for any such period to be greater than 110% of the “Operating Disbursements” and “Non-Operating Activity” set forth in the Budget (as defined below), in each case tested pursuant to the variance analysis delivered pursuant to Section 5.09.15 of the Credit Agreement.

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The Budget may only be amended or modified with the prior written consent of the Required Lenders.

ii.	The Loan Parties shall comply with the following milestones (the “Milestones”) with respect to the Sale Transactions, provided that the dates for compliance may be extended by the written approval of the Required Lenders in their sole discretion (which written approval may be by electronic mail):

a.	on or before October 6, 2025, the Loan Parties and Newco shall execute and deliver to the Administrative Agent the Purchase Agreement; and

b.	on or before the Waiver End Date, the Loan Parties shall complete the Sale Transactions and repay the then outstanding Obligations, in full in cash, with the proceeds therefrom.

iii.	Until the Sale Transactions are closed, the Loan Parties shall cause the Investment Banker and the CAO to host a weekly telephonic meeting with the Administrative Agent and/or its professionals to discuss the status of the Sale Transactions.

iv.	Until the expiration or termination of the Temporary Waiver Period, no Loan Party and no other Subsidiary shall, directly or indirectly, without the approval of the Administrative Agent and the Required Lenders, (a) engage in (and shall cause each Subsidiary not to engage in) any transactions, including any Investments or Dispositions, or make any payments, in each case other than (1) in the ordinary course of business and consistent with past practice and (2) the Sale Transactions or (b) except for amounts included in the Budget, grant, agree to grant, or make any payment on account of (including pursuant to a key employee retention or incentive plan or similar arrangement) any additional or any increase in the wages, salary, bonus, commissions, benefits, pension, severance or other compensation of any employee, officer or director.

v.	The Borrowers shall, within five (5) Business Days of receipt of an invoice therefor, pay all reasonable out-of-pocket expenses incurred by the Administrative Agent (including the reasonable and invoiced fees and expenses of Morgan, Lewis & Bockius LLP and FTI Consulting, Inc.).

The (i) termination of the Letter of Intent or the Purchase Agreement by any party thereto or (ii) failure of the Loan Parties to comply with the agreements set forth in this Section 5 hereof shall constitute an immediate Event of Default under the Credit Agreement, without further action or notice by or any behalf of the Administrative Agent, the Lenders or any other Person.

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7.	Waiver Fees

In consideration for the Lenders entering into this Agreement, the Borrowers hereby agree to pay to the Administrative Agent, for the ratable benefit of each Lender, (i) a fee equal to 0.25% (the “Upfront Fee”) of the aggregate outstanding principal amount of the Lenders’ Loans and Commitments as of the date hereof (the “Outstanding Amount”), which Upfront Fee shall be deemed fully earned, payable and nonrefundable as of the date hereof; and (ii) a fee equal to 0.75% of the Outstanding Amount (the “Deferred Fee”), which Deferred Fee shall be deemed fully earned and nonrefundable on the date hereof and payable on the earlier of (x) the date upon which all of the outstanding Loans have become due and payable in immediately available funds under the Credit Agreement, whether by scheduled maturity, acceleration or otherwise, (y) the consummation of all Sale Transactions, and (z) the Waiver End Date.

8.	Conditions Precedent

This Agreement shall become effective upon:

i.	the Administrative Agent’s receipt of a counterpart of this Agreement duly executed and delivered by the Loan Parties and the Lenders;

ii.	the Loan Parties’ delivery to the Administrative Agent of an updated 13-week cash flow forecast in the form required by Section 5.09.15 of the Credit Agreement (the “Budget”), in form and substance acceptable to the Administrative Agent;

iii.	the Loan Parties’ delivery to the Administrative Agent of an executed copy of the Letter of Intent; and

iv.	the Borrowers’ payment of (a) the Upfront Fee and (b) all outstanding reasonable out-of-pocket expenses of the Administrative Agent (including the reasonable and invoiced fees and expenses of Morgan, Lewis & Bockius LLP and FTI Consulting, Inc.) that have been presented to the Borrowers for payment prior to the date of this Agreement.

9.	D&O Tail Funding

Notwithstanding anything to the contrary in this Agreement or any other Credit Document, the Administrative Agent and the Lenders hereby consent to the payment by the Loan Parties of the “D&O Tail Funding” amount specified in Budget on the earlier of (a) the occurrence of the week specified for such payment in the Budget and (b) the Waiver End Date, whether or not any Default or Event of Default shall then exist.

10.	Miscellaneous

This Agreement may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by electronic transmission will be effective as delivery of a manually executed counterpart thereof.

The Loan Parties hereby certify to the Administrative Agent and the Lenders that (a) as of the date hereof, no Default or Event of Default (other than the Specified Defaults) has occurred and is existing under the Credit Agreement or any other Credit Document, (b) each of the representations and warranties made by any Loan Party in the Credit Documents (other than the Solvency Representation) is true and correct in all material respects on the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date and (iii) except as expressly modified by this Agreement, each Loan Party acknowledges, ratifies, reaffirms, and agrees that each of the Credit Documents are and will remain in full force and effect and binding on the Loan Parties and are enforceable in accordance with their respective terms and applicable law.

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The Loan Parties acknowledge that this Agreement applies only to the terms and provisions of the Credit Documents referenced above and shall not be construed to be a consent in connection with, or a waiver or amendment of, any of the other terms and conditions of the Credit Agreement or any of the other Credit Documents. Any references contained in the Credit Agreement or any other Credit Document to the “Credit Agreement” shall be deemed to refer to the Credit Agreement, as modified hereby and as further amended, restated or otherwise modified after the date hereof.

The agreements contained herein shall not be construed as a consent, waiver or extension of any future violation of the above-referenced provisions or any of the other terms and conditions of the Credit Agreement or any other Credit Documents nor shall the Loan Parties, by receipt of this Agreement, expect that any consent, waiver, forbearance or extension will be given in the future. This Agreement shall be deemed to be a “Credit Document” as such term is defined in the Credit Agreement.

In consideration of the agreements of the Administrative Agent and the Lenders contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Loan Parties (collectively, the “Releasors”), on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges the Administrative Agent and each Lender, each of their successors and assigns, each of their respective affiliates, and their respective affiliates’ present and former shareholders, members, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (the Administrative Agent, the Lenders and all such other Persons being hereinafter referred to collectively as the “Releasees,” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually a “Claim” and collectively, “Claims”) of every name and nature, either known or unknown, both at law and in equity, which Releasors, or any of them, or any of their successors, assigns or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the date hereof, including, without limitation, for or on the account of, or in relation to, or in any way in connection with the Credit Agreement, or any of the other Credit Documents or transactions thereunder or related thereto.

Sections 10.19, 10.20, 10.21, 10.22 and 10.23 of the Credit Agreement apply to this Agreement, mutatis mutandis.

Upon the effectiveness hereof, the Limited Waiver shall be amended and restated in its entirety by this Agreement. In no event shall this Agreement be deemed to be or constitute a novation or release of the obligations of Loan Parties under the Limited Waiver.

[Signatures continued on following pages]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Very truly yours,

MANUFACTURERS AND TRADERS TRUST COMPANY,
as Administrative Agent and a Lender

By:	/s/ Shane I. Mitzner
Name:	Shane I. Mitzner
Title:	SVP

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FLAGSTAR BANK N.A., ASSIGNEE OF FLAGSTAR SPECIALTY FINANCE COMPANY, LLC (AS SUCCESSOR IN INTEREST TO NYCB SPECIALTY FINANCE COMPANY, LLC),
as a Lender

By:	/s/ Robert L. Marsh
Name:	Robert L. Marsh
Title:	Senior Vice President

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bmo bank n.a. (as successor in
interest to BANK OF THE WEST),
as a Lender

By:	/s/ Brian Hankes
Name:	Brian Hankes
Title:	Vice President

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huntington national bank,
as a Lender

By:	/s/ Barb Kennedy
Name:	Barb Kennedy
Title:	Vice President

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Wells Fargo Commercial Distribution Finance, LLC,
as a Lender

By:	/s/ Scott M. Johnstone
Name:	Scott M. Johnstone
Title:	Executive Director

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rockland trust company,
as a Lender

By:	/s/ Robert Clement
Name:	Robert Clement
Title:	Vice President

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Acknowledged and Agreed:

LDRV HOLDINGS CORP.

By:	/s/ Ronald K. Fleming
Name:	Ronald K. Fleming
Title:	Chief Executive Officer

LAZYDAYS RV AMERICA, LLC
LAZYDAYS MILE HI RV, LLC
LAZYDAYS OF MINNEAPOLIS LLC
LDRV OF TENNESSEE, LLC
LDRV OF NASHVILLE, LLC
LAZYDAYS OF CENTRAL FLORIDA, LLC
LONE STAR DIVERSIFIED, LLC
LAZYDAYS RV OF PHOENIX, LLC
LAZYDAYS RV OF ELKHART, LLC
LAZYDAYS RV OF OREGON, LLC
LAZYDAYS RV OF WISCONSIN, LLC
LAZYDAYS RV OF IOWA, LLC
LAZYDAYS RV OF OKLAHOMA, LLC
LD OF LAS VEGAS, LLC
LAZYDAYS RV OF KNOXVILLE, LLC
LAZYDAYS RV OF WILMINGTON, LLC
LAZYDAYS RV OF LONGMONT, LLC
LDL OF FORT PIERCE, LLC
LAZYDAYS RV OF ST. GEORGE, LLC
LAZYDAYS RV OF SURPRISE, LLC

By:	LDRV Holdings Corp.,
its Manager

By:	/s/ Ronald K. Fleming
Name:	Ronald K. Fleming
Title:	Chief Executive Officer

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GUARANTORS:

LAZYDAYS HOLDINGS, INC.
LAZY DAYS’ R.V. CENTER, INC.

By:	/s/ Ronald K. Fleming
Name:	Ronald K. Fleming
Title:	Chief Executive Officer

LAZYDAYS RV OF RENO, LLC
LAZYDAYS SUPPORT SERVICES, LLC

By:	/s/ Ronald K. Fleming
Name:	Ronald K. Fleming
Title:	Chief Executive Officer

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